2. Code of Ethics

In accordance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), Intermede has approved and adopted this Code of Ethics (the “Code”). This Code sets out the general fiduciary principles and standards of business conduct to which all of Intermede’s Relevant Persons (defined below) are subject. This Code further sets out policies and procedures that are reasonably designed to prevent Relevant Persons from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Relevant Persons.

The Code of Ethics is applicable to each of the following (“Relevant Persons”):

1.	Each of Intermede’s directors, Staff, consultants and contractors (but excluding non-executive directors) (each a “Staff Member”, or “Staff”);

2.	A Staff Member’s spouse (or equivalent) or civil partner;

3.	A dependent child or stepchild of a Staff Member;

4.	Any other relative who has shared the same household with the Staff Member for at least one year on the date of the Relevant Personal account transaction;

5.	Any person with whom a Staff member has close links; and

6.	A person whose relationship is such that the Staff Member has a direct material interest in the outcome of the trade.

For purposes of Rule 204A-1(e)(1) of the Advisers Act, all access persons are considered Relevant Persons.

It is Intermede’s policy to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. Intermede recognises that it has a fiduciary duty to its clients. Acting as a fiduciary requires that Intermede, consistent with its other statutory and regulatory obligations, acts solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. Intermede and Staff Members must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

•

All Staff Members must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	Intermede must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	Intermede must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;

•	All Staff Members must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

•	Staff Members should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

•	Staff Members must be loyal to clients and place the interests of clients above their own.

•

Intermede treats violations of this Code very seriously. If you violate this Code, Intermede may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

•

Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer.

Who is Covered by the Code

This Code applies to all Relevant Persons or other persons as determined by Intermede’s Compliance Officer. It is the responsibility of each Relevant Person to immediately report to Intermede’s Compliance Officer, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Relevant Person that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the Compliance Officer immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Relevant Person. Intermede will ensure that Relevant Person are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three reporting forms that Relevant Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports. Copies of these forms are attached to this Code.

All Relevant Persons must complete an acknowledgement of having received, read and understood this Code and renew that acknowledgment on a yearly basis.

The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Relevant Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The Compliance Officer will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

3. Personal Account Dealing

Policy

Intermede has implemented a Personal Account Dealing (“PAD”) Policy, which requires all Relevant Persons (defined below) to obtain approval from the Compliance Officer (or delegate as nominated from time to time) before any personal account trade is placed in a single issuer stock or equity or a single issuer stock or equity-related instrument (i.e. a derivative on a single issuer stock or equity, together a “Stock”). Further, all Relevant Persons must obtain approval prior to investing in any private placement, an Initial Public Offering (“IPO”), or an Initial Coin Offering (“ICO”).

These requirements are necessary to avoid conflicts of interest arising between trades in Stocks placed by an individual for his/her own benefit, and those placed by the Firm for client accounts. Accordingly, Intermede prohibits all Relevant Persons from engaging in any trading activity which may cause such a conflict and consequently may damage the Firm’s reputation. Therefore, Relevant Persons are prohibited from purchasing the same Stock within 10 working days of that being traded for a client account. If Intermede is actively considering trading in a Stock on behalf of a client and/or is likely to trade on behalf of a client, then following consultation with the investment team, the Compliance Officer is likely to deny permission for the personal transaction. For the avoidance of doubt, Analysts are not permitted to buy or sell against their own recommendation.

There are certain exemptions to the prior approval requirements; please see the section below. Approval of all non-exempted trades is at the absolute discretion of the Compliance Officer (or delegate as nominated from time to time) and any contravention of the policy will be taken seriously.

The PAD Policy is applicable to each of the following (“Relevant Persons”):

•	Each of Intermede’s executive directors, employees, consultants and contractors (each a “Staff Member”);

•	A Staff Member’s spouse (or equivalent) or civil partner;

•	A dependent child or stepchild of a Staff Member;

•	Any other relative who has shared the same household with the Staff Member for at least one year on the date of the Relevant Personal account transaction; and

•	A person whose relationship is such that the Staff Member has a direct material interest in the outcome of the trade.

For the avoidance of doubt, Relevant Persons are prohibited from engaging in any activity that could constitute insider dealing or market abuse, as defined in the Market Abuse Regulation. Please see the Market Abuse Policy for further details. Staff must not disclose or use confidential information obtained in the course of the Firm’s business other than in the proper performance of their role. This includes, in particular unpublished price sensitive information relating to any issuer of listed securities and/or confidential information regarding Intermede’s clients and their portfolios.

Breach of Policy

A breach of this PAD Policy by a Relevant Person may result in disciplinary action against them and further may result in summary dismissal or early termination of contract. In addition, a breach can also prejudice the “fit and proper” status of a Staff Member and may result in them losing their status as an approved person with the FCA which may in turn impact the possibility of future employment in the financial services industry.

All Staff Members are required to sign an acknowledgement that they have received notification of, and will comply with, the PAD Policy, and these acknowledgements are retained by the Compliance Officer. Periodically each Staff Member will be asked to confirm that they have complied with Intermede’s PAD Policy.

Holding Period

Following approval of a personal account trade, Relevant Persons are required to hold the Stock for a minimum of 90 days.

Rights Issues, Takeovers, etc.

Restrictions in this policy extend to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights and exercising an option.

The restrictions also extend to buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

Trustees, Personal Representatives and Agents

The restrictions also extend to dealings by Relevant Persons in any of the following capacities:

•	As a trustee of a trust or as a personal representative of an estate, in which the Relevant Persons or an associate thereof has a significant beneficial interest;

•	As a trustee of any other trust or a personal representative of any other estate, unless reliance is placed on the advice of another person (such as a broker or solicitor); or

•	For the account of any other person unless the transaction is placed by a Relevant Person on behalf of Intermede.

Counselling and Procuring

Where a Relevant Person is precluded by the above from entering into any transaction, this also precludes:

a)	Advising or causing any other person to enter into such a transaction; or

b)

Communicating any information or opinion to any other person either with knowledge, or having reason to believe, that the other person will, as a result, enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions taken in the normal course of employment with Intermede. For example, the fact that a Relevant Person is prohibited from dealing in a certain security as a result of one of the provisions above will not preclude them from continuing to provide clients with bona fide advice in relation to that security.

Dealing Contrary to a client’s Interests

No Relevant Person must deal in an investment at a time or in a manner which they know is likely to have a direct adverse effect on the particular interests of any one of Intermede’s clients.

Procedure

All Relevant Persons wishing to execute non-exempt trades must e-mail the Compliance Officer (or delegate as nominated from time to time) with the details of the trade they, or any Relevant Person, wish to execute using the form attached here as Appendix 7 (or provide the same information required by the form in an e-mail). Exemptions to the need to seek prior approval for a trade are set out below.

The Compliance Officer (or delegate as nominated from time to time) will aim to grant approval/reject the trade as soon as possible and in any event within one business day of the request and will notify the Relevant Person by email. Unless there are exceptional circumstances, approval will not be granted to sell positions that have been held for less than 90 days. The Compliance Officer (or delegate as nominated from time to time) will determine at his discretion if there are exceptional circumstances. Personal trade requests are confidential and any approval activity must take care to protect the identity of the Relevant Person requesting the approval and details of the request and the outcome.

The Relevant Person will have two business days, from the time of approval, to execute the trade. Other time frames or trading such as stop loss arrangements or coding of longer term buy/sell triggers may be approved and must be identified as such in the request for approval.

Once the Relevant Person receives the confirmation/contract note from the broker, this must be sent to the Compliance Officer within 5 business days. The Compliance Officer will check that the details are consistent with the PAD approval.

Alongside the Compliance Officer’s ongoing monitoring of personal account trades, he will (as part of Intermede’s compliance monitoring programme) review the volume of personal account dealing and compliance with the above policy twice a year. Results of the review will be tabled at the next Board meeting for consideration.

Each year, all Staff Members are required to complete and sign the Staff Declaration of Adherence and Compliance Form, acknowledging their compliance with the terms of Intermede’s PAD policy.

Preclearance

All Relevant Persons must obtain approval from the Compliance Officer before any personal account trade is placed in a Stock. Relevant Persons must have written clearance for all transactions involving IPOs or Private Placements before completing the transactions. Intermede may not approve any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Relevant Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration.

Exemptions from Preclearance Requirements

A Relevant Person does not have to request permission from the Compliance Officer, nor comply with the minimum holding requirement, in relation to any of the following broad-based equity related instruments (i.e. not Stocks), fixed income, commodity or other securities, instruments or products:

•	Fixed income, commodities and currency transactions

•	Personal transactions executed under the terms of a discretionary management service whereby the Staff member has no input into the transactions executed;

•	Personal transactions in units or shares in collective undertakings that comply with the UCITS Directive or are subject to supervision under the law of an EEA state, or units or shares in any other collective undertaking (e.g. mutual funds) where the person for whose account the transaction is being effected is not involved in the management of that undertaking (this exemption does not therefore include unregulated collective investment schemes). For the avoidance of doubt, this includes the Delaware feeder for the UCITS fund;

•	ETFs: Sectors, geographies and indices

•	A personal transaction in a life policy;

•	REITS (to the extent the instrument is not within the investment universe of Intermede’s clients);

•	Investment Trusts;

•	In relation to Stocks (apart from the initial investment) standing instructions for the reinvestment of income or dividends paid; and

•	Corporate actions such as share splits.

Further exemptions from these trading rules may be granted in certain circumstances. Relevant Persons should include an exemption request on the Personal Account Dealing Form or otherwise make a written exemption request to the Compliance Officer.

Even if exempt from preclearance requirements, Relevant Persons will be required to disclose these transactions and holdings on a quarterly and annual basis.

Reporting

Intermede must collect information regarding the personal trading activities and holdings of all Relevant Persons. Relevant Persons must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Relevant Persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•

Any reports with respect to Securities held in accounts over which the member of Staff had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Reportable Securities

Intermede requires all Relevant Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States or other G-10 countries;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•

Shares issued by open-end investment companies/mutual funds, unless the adviser or control affiliate acts as an investment adviser or principal underwriter for the mutual fund (For the avoidance of doubt, this covers both US and non-US investment companies and/or mutual funds. Trades in closed-ended funds such as investment trusts and venture capital trusts etc. are subject to reporting);

•	Shares or units issued by a UK or EEA authorised collective investment scheme, other than those advised or underwritten by the adviser or an affiliate to the adviser;

•	Interests in a life policy or 529 college savings plans; and

•

Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by Intermede or an affiliate.

It should be noted that Reportable Securities may also include virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of certain types of initial coin offerings (“ICOs”). For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not to be considered Reportable Securities. Any questions about whether an instrument is a security should be directed to the Compliance Officer.

Initial and Annual Holdings Reports

Relevant Persons must periodically report the existence of any account that holds any securities (both within the definition of a Reportable Security and otherwise). Reports regarding accounts and holdings must be submitted to the Compliance Officer on or before 14 February of each year, and within 10 days of an individual first becoming a Relevant Person. Relevant persons should utilise the form attached here as Appendix 6: Initial/Annual Holdings Report (or provide the same information required by the form in an e-mail). Annual reports must be current as of 31 December; initial reports must be current as of a date no more than 45 days prior to the date that the person became a Relevant Person. Initial and annual holdings reports should be submitted to the Compliance Officer by email.

Each holdings report must contain, as a minimum:

1.

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Relevant Person has any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with which the Relevant Person maintains an account in which any securities are held for the Relevant Person’s direct or indirect benefit; and

3.	The date the Relevant Person submits the report.

To clarify, initial and annual reports must disclose the existence of all accounts that hold any securities, even if none of those securities fall within the definition of a “Reportable Security”.

If a Relevant Person does not have any holdings and/or accounts to report, this should be indicated to the Compliance Officer by email within 10 days of becoming a Relevant Person and by 14 February of each year.

Quarterly Transaction Reports

Each quarter, Relevant Persons must report all Reportable Securities transactions they have made in accounts in which they have a beneficial interest. For the avoidance of doubt, the quarterly transaction reports and the initial and annual holdings report require to include details on all Reportable Securities, and also of all trades or positions held in securities, instruments or products exempted from preclearance. The limited exemption from the reporting requirements, are the following:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan (apart from the initial investment); or

•

Any reports with respect to securities held in accounts over which the member of Staff had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Relevant persons must also report any accounts opened during the quarter that hold any securities (including securities excluded from the definition of a Reportable Security). Reports regarding securities transactions and newly opened accounts must be submitted to the Compliance Officer within 30 days of the end of each calendar quarter.

The quarterly transaction report must contain, as a minimum, the following information about each transaction involving a reportable security in which the Relevant Person had, or as a result of the transaction has acquired, any direct or indirect beneficial ownership:

1.

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date the Relevant Person submits the report.

In the event a Relevant Person does not have any transactions or account openings to report, this should be indicated to the Compliance Officer within 30 days of the end of each calendar quarter. Relevant persons (not including NEDs) should utilise the form attached here as Appendix 8: Quarterly Reporting Form.

Reliance on the independent or separately managed account exception is conditioned on Intermede’s receipt of the attached Exempt Accounts Certification (Appendix 9) and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Relevant Persons should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

On a periodic basis, as part of the compliance monitoring programme, the Compliance Officer will review the volume of personal account dealing and compliance with the above policy. Those findings shall be reported to senior management so that the Firm can continue to manage the potential conflict between personal trading and the Firm’s regulatory obligations.

Another member of the Firm’s senior management will be responsible for monitoring the Compliance Officer’s personal transactions for compliance with the PAD policy.

Records

The Compliance Officer will maintain records of all notifications, pre-approval requests and the subsequent approval or prohibition.

Annual Attestation

On an annual basis, all Relevant Persons will be required to confirm that they have not entered into any PAD prohibited by this Policy and that their brokerage accounts remain the same as when last disclosed.

4.	Inducements (Including Gifts, Benefits and Entertainment)

Policy

Inducements

Any fee, commission, monetary or non-monetary benefit that is provided or accepted by a third-party other than Intermede’s clients can be seen as an inducement which could give rise to a conflict of interest between Intermede and its clients. Accepting inducements can be seen as a failure in Intermede’s obligation to act honestly, professionally and fairly in accordance with the best interests of its clients. This is particularly relevant where remuneration, discounts or non-monetary benefits encourage individuals to route client orders to a particular trading venue or execution venue without consideration of the clients’ best interests.

It is Intermede’s policy that it will not pay or accept from any party any fee, commission or non-monetary benefit that relate to the provision of an investment service to a client unless a fee, commission or non-monetary benefit is designed to enhance the quality of the relevant service to the client and does not impair compliance with Intermede’s duty to act honestly, fairly and professionally in the best interests of the client.

IIP must not accept any fees, commission, monetary benefits or non-monetary benefits in relation to the provision of portfolio management to the client unless they are acceptable minor non-monetary benefits or third party research received in accordance with the Research Policy.

Acceptable minor non-monetary benefits are benefits that are capable of enhancing the quality of service provided to clients. They must be of an appropriate scale and nature so that they could not be judged to impair Intermede’s duty to act honestly, fairly and professionally in the best interests of its clients and be reasonable, proportionate and of a scale that they are unlikely to influence the Firm’s behaviour in any way that is detrimental to the interests of its clients.

Non-monetary benefits that involve a third-party allocating valuable resources and/or have a value to IIP will not be considered minor as they could influence behaviour and must therefore not be received unless they are paid for in accordance with the Research Policy.

Examples of acceptable minor non-monetary benefits for IIP include:

•	Participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service;

•	Hospitality of a reasonable de minimis value, such as food and drink during a business meeting or a conference, seminar or other training events.

Further examples of acceptable minor non-monetary benefits are included in IIP’s Research Policy.

Non-Monetary Benefits which do not Relate to the Provision of Portfolio Management

Any gift or entertainment which puts the recipient under an obligation to the donor, or which is likely to make a recipient favour the donor in the hope of further gifts, must not be accepted. Only gifts/entertainment which are considered normal by the donor and recipient and which are of a type that might be provided by any regular business contact may be accepted. All Staff should be cognisant of the rules regarding acceptable non-monetary benefits when considering whether to accept gifts and/or entertainment from a third-party that relates to the provision of services to clients, e.g. brokers.

Business Entertainment and Gifts – Business lunches and dinners in the normal course of events with clients, prospective clients, service providers and counterparties (with the exception of research specific events with companies and brokers, group or otherwise) shall be subject to the general requirements of this policy and shall in all circumstances require notification but do not require pre-approval. Internal lunches and dinners (which shall include those with representatives of the Firm’s shareholders or affiliates) do not fall within the requirements of this policy.

Such events must have a valid business purpose and are not so frequent or extravagant as to raise any question of impropriety. Entertainment events have a valid business purpose when they provide an opportunity to discuss meaningful Intermede business or other legitimate business topics. Intermede members of Staff should host/attend events only at venues that are business appropriate and consistent with the highest standards of professional propriety.

Intermede’s policy is that gifts or entertainment valued under £100 (or equivalent value) per head, whether given or received, do require notification but are not required to be pre-approved by the Compliance Officer.

Gifts or entertainment valued at over £100 (or equivalent value) per head, whether given or received, must be approved by the Compliance Officer prior to receipt or giving of the gift/entertainment. Approval can be requested using the form attached at Appendix 1: Gifts and Entertainment, or by email, in the form set out below (or an email which contains the information in Appendix 1).

An exception to the above policy relate to branded gifts of de minimis value or other gifts and entertainments of reasonable de minimis value (for example a seasonal gift or the acceptance or provision of a coffee).

The hosting or attendance of entertainment (including acceptance of preferential discounts to conferences or other events) and the provision or acceptance of gifts must be reported to the Compliance Officer in accordance with the procedure below. The Compliance Officer will maintain a record of all such notifications and requests.

Multiple gifts/entertainment given or received in any year by Intermede or any of its Staff to or from any single person (individual or entity) shall be aggregated and reviewed by the Compliance Officer. The Compliance Officer may require prior approval of future gifts/entertainment given to or received from the same person/entity.

Transportation and Lodging – Intermede members of Staff may not, under most circumstances, accept air transportation to or from business meetings or entertainment events from existing or prospective investors or any person or entity that does or potentially could do business with or on behalf of Intermde or the Firm’s clients.

In general, the acceptance of lodging is also prohibited, except to the extent that such lodging is an integral part of a conference sponsored by a service provider. In such cases, the member of Staff must make a good-faith effort to obtain an invoice and make arrangements for Intermede to pay for their proportional share of the expense.

The acceptance of transportation and lodging must be reported in accordance with the procedure below.

Intermede members of Staff may provide existing or prospective investors or any person or entity that does or potentially could do business with or on behalf of Intermede of the Firm’s clients (including brokers, administrators, custodians, suppliers, and vendor representatives) with reasonable transportation in connection with visits to Intermede or another valid business purpose, such as to and from business meals and entertainment events. For example, a cab ride or car service to or from a business meal would be reasonable. The provision of reasonable transportation in connection with other entertainment should be reported in accordance with the procedure set out below.

Members of Staff are prohibited from paying for the airfare and lodging expenses of existing or prospective investors in connection with business meetings, meals or entertainment.

Gifts and Entertainment Provided to Certain U.S. Entities

Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by Intermede to a U.S. labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of Intermede’s fiscal year. Consequently, Staff must obtain approval before giving any gifts or entertainment to labor unions or union officials.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – Intermede is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Staff must obtain CCO approval before giving any gifts or entertainment to ERISA plan fiduciaries.

Gifts and Entertainment Given to State and Local Pension Officials – Intermede must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Staff must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

Procedure

Inducements

No Intermede member of Staff may pay or accept any fee, commission or provide to or receive any monetary or non-monetary benefit in connection with the provision of an investment service or an ancillary service without first referring their request to the Compliance Officer for review against the requirements set out above. If a non-monetary benefit e.g. gift and/or entertainment which does not relate to the provision of portfolio management to a client of Intermede is offered or received, the procedure set out under ‘Gifts and Entertainment’ below must be followed.

In addition, IIP cannot accept any fee, commission, monetary or non-monetary benefit in connection with the provision of portfolio management unless it falls within the definition of a minor-non monetary benefit above. Any fees, commission, monetary or non-monetary benefits that are received by IIP in error must be returned to clients as soon as reasonably possible and allocated to relevant clients on a pro-rata basis.

The Compliance Officer maintains an internal list of all minor non-monetary benefits received from third parties in relation to the provisions of portfolio management to clients. The Compliance Officer records how the fees, commission, monetary and non-monetary benefits paid or received by IIP that do not relate to the provision of portfolio management enhance the quality of the services provided to clients as well as the steps taken in order not to impair IIP’s compliance with the duty to act honestly, fairly and professionally in the best interests of its clients.

Non-Monetary Benefits which do not Relate to the Provision of Portfolio Management

When an Intermede member of Staff intends to provide or receive a gift and/or entertainment with a value of £100 or more (or where the Compliance Officer has notified them approval is required) and/or notify of transportation or lodging, they must e-mail the Compliance Officer with the following details:

•	The gift/benefit/entertainment/transportation/lodging;

•	The estimated value;

•	Given or received; and

•	The name of the donor/recipient and (where applicable) the firm they work for.

When a member of Staff receives or wants to provide a gift and/or entertainment with a value of less than £100, they must e-mail the Compliance Officer with the same information listed above, unless it is of reasonable de minimis value, but approval is not required ahead of the receipt or provision of the gift or entertainment.

NEDs must submit an annual declaration to the Compliance Officer of all gifts and/or entertainment which have been received in relation to their directorship at Intermede, unless it is of reasonable de minimis value, using the form attached at Appendix 1: Gifts and Entertainment. This annual declaration will be performed in conjunction with the annual SM&CR fitness and propriety assessments.

On a periodic basis, as part of the Compliance Monitoring Programme, the Compliance Officer will review the volume of gifts and/or entertainment given or received and compliance with the above policy. Those findings, for example, the number and total value of the gifts and/or entertainment received, shall be reported to the Board so that the Firm can continue to manage the potential conflict between the giving/receiving of gifts and/or entertainment as well as meeting its regulatory obligations.